May 23, 2007

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:

Wataire International, Inc. – Form S-8 Registration Statement

Dear Sir/Madame:

We hereby consent to the incorporation by reference, in this Form S-8 Registration Statement pertaining to a Compensation Agreement with Cucoloris Films, Inc., of our report to the Stockholders dated January 5, 2007, except as to Note 11 which is as of January 12, 2007 relating to the consolidated financial statements of Wataire International, Inc., which appear in their Annual Report on Form 10-KSB for the year ended September 30, 2006.

Yours truly

AMISANO HANSON

“Amisano Hanson”

Chartered Accountants

Endnotes

TERRY AMISANO LTD.

AMISANO HANSON

KEVIN HANSON, CA

CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net